Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Openwave Systems (Argentina) S.R.L.	Argentina

Openwave Systems Pty Ltd	Australia

Openwave Systems Brasil Ltda	Brazil

Openwave Systems (Canada) Limited	Canada

Magic 4 France	France

Openwave Systems (France) SAS	France

Openwave Systems Holdings (France) SAS	France

Solomio France SARL	France

Openwave Systems (Deutschland) GmbH	Germany

Openwave Systems (H.K.) Ltd.	Hong Kong

Openwave Systems Service India Private Limited	India

Openwave Systems (Italia) S.r.l.	Italy

Nihon Openwave Systems K.K.	Japan

Openwave Systems Mexico S. de R.L. de C.V.	Mexico

Openwave Systems B.V.	Netherlands

Openwave Systems (New Zealand) Inc.	New Zealand

Openwave Systems (Ireland) Limited	Northern Ireland

Openwave Systems (NI) Limited	Northern Ireland

Openwave Systems (ROI) Limited	Republic of Ireland

Openwave Systems (Singapore) Pte Ltd	Singapore

Openwave Systems (South Africa) (Pty) Limited	South Africa

Openwave Systems Co., Ltd.	South Korea

Openwave Systems (Espana), S.L.	Spain

Solomio Spain, S.L.	Spain

MobilePosition AB	Sweden

Openwave Systems (Sweden) AB	Sweden

Openwave Systems Taiwan Limited	Taiwan

Magic4 Limited	United Kingdom

Openwave Systems (Europe) Limited	United Kingdom

Openwave Systems (Holdings) Limited	United Kingdom

Openwave Systems Limited	United Kingdom

Widerweb Limited	United Kingdom

Openwave Aries Inc.	United States

Openwave ScriptEase Inc.	United States

Openwave Systems International Holdings Inc.	United States

Openwave Systems International Inc.	United States

Openwave Technologies Inc.	United States

Paragon Software, Inc.	United States

Signalsoft Corporation	United States

Solomio Corporation	United States